Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

March 12, 2018

Exterran Corporation

Exterran Energy Solutions, L.P.

EES Finance Corp.

c/o	Exterran Corporation

4444 Brittmoore Road

Houston, Texas 77041

Ladies and Gentlemen:

We have acted as counsel for Exterran Energy Solutions, L.P., a Delaware limited partnership (the “EESLP”), EES Finance Corp., a Delaware corporation (“Finance Corp” and together with EESLP, the “Issuers”), and Exterran Corporation, a Delaware corporation (the “Parent”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) $375,000,000 principal amount of 8.125% Senior Notes due 2025 (the “Notes”) of the Issuers, to be issued in exchange (the “Exchange Offer”) for the Issuers’ outstanding 8.125% Senior Notes due 2025 pursuant to that certain Indenture, dated as of April 4, 2017 (the “Indenture”), among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), and (ii) the guarantees (the “Guarantees”) of the Parent to be endorsed upon the Notes pursuant to the Indenture.

In our capacity as such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Issuers and the Parent.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Notes have been duly authorized by the Issuers and, when the Notes have been duly executed by the Issuers, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms, subject, as to the enforcement of

Exterran Corporation

Exterran Energy Solutions, L.P.

EES Finance Corp.

March 12, 2018

remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2. The Guarantees have been duly authorized by the Parent, and when the Notes have been duly executed by the Issuers and the Guarantees duly executed by the Parent, and the Notes have been authenticated by the Trustee and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, each Guarantee will constitute the valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Issuers and the Parent in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ King & Spalding LLP